WEIS MARKETS, INC.	1000 S. 2nd Street
Sunbury, Pennsylvania 17801
Phone 570-286-3636
Fax 570-286-3692
Press Release
Contact: Dennis Curtin	FOR IMMEDIATE RELEASE
Phone: (570)-286-3636	October 17, 2003
E-Mail: dcurtin@weismarkets.com
WEIS MARKETS REPORTS THIRD QUARTER RESULTS
     (SUNBURY, PA) – Weis Markets, Inc. (NYSE:WMK) today said its third quarter sales increased 1.8% to $504.7 million compared to the same period a year ago and its third quarter comparable store sales increased 2.4%.

     During the thirteen-week period ending September 27, 2003, the Company's net income was $10.9 million compared to $14.8 million for the same period a year ago. Third quarter basic and diluted earnings per share were $.40 compared to $.55.

     Year to date, the Company's sales increased 2.0% to $1.5 billion and its comparable store sales were up 2.6%. During the 39-week period ending September 27, 2003, the Company generated $40.4 million in earnings compared to $43.2 million for the same period in 2002. Current year to date basic and diluted earnings per share were $1.49 per share compared to $1.59.

     The Company said its third quarter year-over-year comparisons of net income and earnings per share were affected by:

• Last year's gain of $2.9 million from the sale of two former store sites.

• Increased costs of $3.1 million for store merchandising supplies and advertising expenses.

• Significant cost increases for certain commodities such as beef, poultry and dairy (eggs and milk) combined with competitive activity that has restrained increasing retails in these categories.

     Founded in 1912, Weis Markets currently operates 159 stores in six states: Pennsylvania, Maryland, New Jersey, New York, Virginia and West Virginia. It also owns SuperPetz, a pet supply superstore chain with 33 locations in eleven states.

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     In addition to historical information, this news release may contain forward-looking statements. Any forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. For example, risks and uncertainties can arise with changes in: general economic conditions, including their impact on capital expenditures; business conditions in the retail industry; the regulatory environment; rapidly changing technology and competitive factors, including increased competition with regional and national retailers; and price pressures.

     The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof other than through its periodic filings with the Securities and Exchange Commission that are available to the public.

Weis Markets, Inc. and Subsidiaries
COMPARATIVE SUMMARY OF UNAUDITED SALES & EARNINGS
Second Quarter - 2003
	13 Week	13 Week
	Period Ended	Period Ended	Increase
	Sept. 27, 2003	Sept. 28, 2002	(Decrease)
Net Sales	$504,690,000	$495,891,000	1.8%
Income Before Taxes	17,841,000	23,777,000	-25.0%
Provision for Income Taxes	6,977,000	8,931,000	-21.9%
Net Income	$10,864,000	$14,846,000	-26.8%

Weighted-Average
Shares Outstanding	$27,193,000	$27,204,000	(11,000)
Basic and Diluted
Earnings Per Share	$0.40	$0.55	($0.15)

	39 Week	39 Week
	Period Ended	Period Ended	Increase
	Sept. 27, 2003	Sept. 28, 2002	(Decrease)
Net Sales	$1,521,742,000	$1,492,179,000	2.1%
Income Before Taxes	65,531,000	68,903,000	-4.9%
Provision for Income Taxes	25,105,000	25,727,000	-2.4%
Net Income	$40,426,000	$43,176,000	-6.4%

Weighted-Average
Shares Outstanding	27,193,000	27,204,000	(11,000)
Basic and Diluted
Earnings Per Share	$1.49	$1.59	($0.10)